EX-99.B(j)(A)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the Discovery and Small/Mid Cap Value Funds, two Funds of Wells Fargo Funds Trust, dated December 21, 2005 and the Equity Value, International Equity, International Value, and Large Cap Appreciation Fund, four Funds of Wells Fargo Funds Trust, dated November 22, 2005, respectively, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 30, 2006